Exhibit 99.1

           Tech/Ops Sevcon Inc.
                                                                                                                                                   155 Northboro Road Southborough, MA 01772
 Telephone (508) 281 5510

News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS AND SALES INCREASE OF 26%

Southborough, Mass. May 2, 2011..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported net income of $505,000, or $0.15 per share, for the second quarter ended April 2, 2011, compared to $27,000, or $0.01 per share, last year. Net income for the quarter included a one-time gain of $451,000 from the sale of a surplus U.K. facility. The Company saw improved demand in its traditional markets, as well as increased sales of its new Gen4 AC product for new applications, such as two and four wheel on road electric vehicles.

Second quarter fiscal 2011 compared to second quarter fiscal 2010

•	Sales of $7,787,000 were $1,616,000, or 26%, higher than in the second quarter last year. Excluding the impact of foreign currency, shipment volumes were $1,538,000 higher than last year.

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Operating income of $658,000 was $595,000 higher than the $63,000 reported for the second quarter last year, despite the impact of adverse foreign currency fluctuations of $200,000. This included a one-time gain of $451,000 from the sale of a surplus U.K. facility.

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The Company recorded a net effective income tax charge for the quarter of $80,000, or 14%, of pre-tax income the low effective rate being largely due to there being no income tax payable on the sale of the U.K. facility.

•	Net income per share for the quarter was $0.15 compared to net income per share of $0.01 in fiscal 2010.

Six months year-to-date 2011 compared to 2010

•	Sales of $14,670,000 were $2,138,000, or 17%, higher than last year. Excluding the impact of foreign currency, shipment volumes were $2,252,000 higher than last year.

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Operating income was $691,000 compared to $224,000 last year, an improvement of $467,000. This included a one-time gain of $451,000 from the sale of a surplus U.K. facility in the second quarter of fiscal 2011.

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Net income for the first six fiscal months was $510,000 compared to net income of $186,000 last year. The increase in net income was principally due to a one-time gain of $451,000 from the sale of a surplus U.K. facility in the second quarter of 2011.

•	Net income per share was $0.15 in the first six months compared to net income per share of $0.06 in fiscal 2010.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicles’ power source. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other electrically powered vehicles.

Second Quarter 2011 Financial Highlights (unaudited)
     (in thousands except per share data)

	Three months ended		Six months ended
	April 2 2011	April 3 2010	April 2 2011	April 3 2010

Net sales	$7,787	$6,171	$14,670	$12,532

Operating / Income /(Loss)	658	63	691	224

Income / (Loss) before income taxes	585	41	591	287

Net Income / (Loss)	$505	$27	$510	$186

Basic Income / (Loss) per share	$0.15	$0.01	$0.15	$0.06

Diluted Income / (Loss) per share	$0.15	$0.01	$0.15	$0.06

Average shares outstanding	3,307	3,277	3,296	3,265

Summarized Balance Sheet Data

	(in thousands of dollars)
	April 2, 2011 (unaudited)	September 30, 2010 (derived from audited statements)
Cash and cash equivalents	$1,114	$803
Receivables	6,123	5,277
Inventories	6,447	5,048
Prepaid expenses and other current assets	1,306	1,410
Total current assets	14,990	12,538
Long-term assets	6,482	7,346
Total assets	$21,472	$19,884

Current liabilities	$6,341	$5,432
Liability for pension benefits	7,272	8,203
Other long-term liabilities	137	153
Stockholders’ equity	$7,722	$6,096
Total liabilities and stockholders’ investment	$21,472	$19,884